EXHIBIT 99.1

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FIELDPOINT PETROLEUM CORPORATION ANNOUNCES ACQUISITION OF LONGWOOD FIELD, CADDO PARISH, LOUISIANA
DECEMBER 16, 2005

AUSTIN, TX - (PRNEWSWIRE WIRE) - December 16, 2005 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced the acquisition of a working interest in the Longwood Field in Caddo Parish of North Louisiana. The acquisition price is $550,000 for working interest of 12.22% in two natural gas wells effective December 1, 2005. Based upon engineering reports and certain standard assumptions we paid approximately $2.75 per mcfe for these gas reserves. We estimate that this property will replace approximately 115% of 2005 our natural gas production.

"This acquisition gives FieldPoint an initial entry into the North Louisiana natural gas play, and it meets all of our criteria of acquire-and-exploit strategy," states Ray Reaves, President and CEO for FieldPoint. "We expect this purchase to show an excellent rate of return based on existing production, and this field, we believe offers certain development potential, which could serve to increase our production, earning, and cash flow from operations," commented Reaves.

As is its practice, whenever it acquires a new property, FieldPoint plans for an active redevelopment program. KCS Energy, Inc. (NYSE:KCS) is the operator of this field. FieldPoint believes and plans for several operations designed to increase production and current reserves including, but not limited to facilities improvements, production equipment upgrades, and wellbore optimization activities, although no time frame will be given for this activity.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas, and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com